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NEWS RELEASE

LSI Board of Directors Authorizes New $500 Million Stock
Repurchase Program

MILPITAS, Calif., August 2, 2012 – LSI Corporation (NYSE: LSI) today announced that its Board of Directors has authorized the repurchase of up to $500 million of its common stock, with repurchases to be funded with available cash and short-term investments. Under the terms of the authorization, shares may be repurchased from time to time in the open market or through privately negotiated transactions. The company will determine the timing and amount of any repurchases based on its evaluation of market conditions, business considerations and other factors. This new program is in addition to the $75 million that remained available under the company’s existing $750 million authorization as of the end of second quarter.

“The new stock repurchase program reflects our confidence in our long-term prospects,” said Bryon Look, LSI’s chief financial officer. “As we demonstrated with our recent earnings results, we are generating solid operating cash flows and this new program reflects our goal of returning capital to our shareholders.”

Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: our ability to successfully integrate and manage the SandForce business and retain its key employees; our ability to achieve anticipated synergies and to develop integrated new products following our acquisition of SandForce; our ability to repurchase our common stock at prices we believe to be advantageous; our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and macro-economic conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LSI
LSI Corporation (NYSE: LSI) designs semiconductors and software that accelerate storage and networking in datacenters, mobile networks and client computing. Our technology is the intelligence critical to enhanced application performance, and is applied in solutions created in collaboration with our partners. More information is available at www.lsi.com.

LSI, the LSI & Design logo and the Storage.Networking.Accelerated. tagline are trademarks or registered trademarks of LSI Corporation.
All other brand or product names may be trademarks or registered trademarks of their respective companies.

Investor Relations Contact:	Media Relations Contact:
Sujal Shah	Greg Thomas
610-712-5471	408-433-4236
sujal.shah@lsi.com	greg.thomas@lsi.com